SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ENTROPIC COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ENTROPIC COMMUNICATIONS, INC.

6290 Sequence Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2008

Dear Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Entropic Communications, Inc., a Delaware corporation. The meeting will be held on Wednesday, May 14, 2008 at 10:00 a.m. local time at our corporate headquarters at 6290 Sequence Drive, San Diego, CA 92121 for the following purposes:

1.	To elect three directors to hold office until the 2011 Annual Meeting of Stockholders.

2.	To ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the annual meeting is March 17, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Lance W. Bridges

Vice President of Corporate Development, General Counsel and Secretary

San Diego, California

April 8, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ENTROPIC COMMUNICATIONS, INC.

6290 Sequence Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2008

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the board of directors of Entropic Communications, Inc., a Delaware corporation (sometimes referred to as “Entropic,” the “company,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2008 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend our annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card according to the instructions on your proxy card.

This Notice and proxy statement, the accompanying proxy card and voting instructions are being mailed starting April 8, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only our stockholders of record at the close of business on March 17, 2008 are entitled to receive this Notice and to vote their shares at the annual meeting. As of that date, there were 68,660,417 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on March 17, 2008 your shares were registered directly in your name with Entropic’s transfer agent, American Stock Transfer & Trust Company, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on March 17, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at our annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account by using the voting instruction card included in the mailing you received from such organization or by following their instructions for voting by telephone or on the Internet. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors; and

•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Entropic. Simply complete and mail the proxy card or follow the instructions for voting by telephone or on the Internet included in the mailing that you received to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on March 17, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director, and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not receive any compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy addressed to us at 6290 Sequence Drive, San Diego, California 92121, Attn: Secretary.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by December 9, 2008, to 6290 Sequence Drive, San Diego, California 92121, Attn: Secretary. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than February 13, 2009. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

Proposal	Vote Required	Discretionary Voting Allowed
Election of Directors	Plurality	Yes
Ratification of Ernst & Young LLP	Majority	Yes

The holders of at least 34,330,209 shares of our common stock (representing a majority of the outstanding shares of our common stock entitled to vote at the annual meeting) must be present in person or represented by proxy at our annual meeting in order to constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on both of the proposals—the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm—described in this proxy statement even if the record holder does not receive voting instructions from you.

•	Election of Directors

The three nominees receiving the most “For” votes will be elected. Only votes “For” or “Withheld” will affect the outcome. Abstentions are not counted as votes “For,” or “Withheld” against, this proposal.

•	Ratification of Ernst & Young LLP

Under our bylaws, the votes cast “For” must exceed the votes cast “Against” to approve the ratification of Ernst & Young LLP as our independent registered public accounting firm. Abstentions and, if applicable, broker non-votes, are not counted as “For” or “Against” this proposal.

Who will count the vote?

Representatives of our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes and our corporate secretary will act as the inspector of election.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Classified Board

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on our board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until that director’s successor is elected and qualified.

Our board of directors presently has seven members. There are three directors in Class I, the class whose term of office expires in 2011. The three nominees for Class I are Patrick Henry, Thomas Baruch and Amir Mashkoori. Each of the nominees is currently a director of Entropic and was elected by our stockholders prior to our initial public offering. If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. The terms of the directors in Classes II and III expire at our 2009 and 2010 Annual Meeting of Stockholders, respectively. We encourage but do not require our directors and nominees for director to attend our annual meetings.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld (as indicated on the proxy card), for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The principal occupation of, and certain other information about, the nominees, our Class II and III directors and our executive officers who are not directors is set forth on the following pages.

Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

Patrick Henry, 45, has served as our chief executive officer and as a member of our board of directors since September 2003 and as the chairman of the board since July 2007. Mr. Henry has also served as our president since February 2008 and previously served as our president from September 2003 to July 2007. From February 2003 to September 2003, Mr. Henry was president and chief executive officer of Pictos Technologies Inc., a developer of digital imaging products which was acquired by ESS Technology. Prior to joining Pictos, from September 2001 to October 2002, Mr. Henry was chief executive officer of Lincom Wireless, Inc., a chip manufacturing company focused on 802.11 wireless LAN products. Mr. Henry also served as a vice president and general manager at LSI Logic Corporation, or LSI, a provider of silicon, systems and software technologies, and was a senior vice president at C-Cube Microsystems Inc., or C-Cube, a developer of digital video integrated circuits, or ICs. Mr. Henry has also held sales and marketing management positions at Hyundai Electronics America (now Hynix Semiconductor Inc.) and Advanced Micro Devices, Inc., or AMD. Mr. Henry holds a B.S. in engineering science and mechanics from the Georgia Institute of Technology and an M.B.A. from the University of Southern California.

Thomas Baruch, 68, has served as a member of our board of directors since 2001. Mr. Baruch is the founder and a managing director of CMEA Ventures, a venture capital firm that was established in 1989 as an affiliated fund of New Enterprise Associates. Mr. Baruch is currently on the board of directors of two public companies, Monogram Biosciences, Inc. and Symyx Technologies, Inc., and several private companies, including

Codexis, Inc. and Intermolecular, Inc., where he serves as chairman of the board. Before starting CMEA Ventures, Mr. Baruch was a founder and chief executive officer of Microwave Technology, Inc., a semiconductor manufacturer. Prior to working at Microwave Technology, Inc. Mr. Baruch managed a dedicated venture fund at Exxon, and was president of the Exxon Materials Division. Earlier in his career, Mr. Baruch worked as a patent attorney. He is a registered patent attorney and is also a member of the board of trustees of Rensselaer Polytechnic Institute and the board of trustees of the Berkeley Institute of Synthetic Biology. Mr. Baruch holds a B.S. in engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University.

Amir Mashkoori, 46, has served as a member of our board of directors since 2004. Mr. Mashkoori is currently the chief executive officer of Kovio, Inc., a printed electronics company. Prior to joining Kovio in 2006, he was the executive vice president of the wireless solutions division of Spansion Inc., a manufacturer of flash memory semiconductors. Mr. Mashkoori began his professional career at AMD in 1978, serving in various senior level operational roles for a period of 17 years. Additionally, Mr. Mashkoori held the position of vice president of operations and later senior vice president of operations and business development at Trident Microsystems, Inc., a graphics-chip manufacturer, or Trident Microsystems, between 1996 and 1998. Mr. Mashkoori rejoined AMD in 1999 and held various executive positions including vice president of operations, vice president of the embedded business unit and vice president of the wireless business unit. Mr. Mashkoori holds a B.S. in business finance from San Jose State University and an M.B.A. from San Jose State University.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE AS DIRECTOR.

Directors Continuing in Office until the 2009 Annual Meeting

Kenneth Merchant, 61, has served as a member of our board of directors since April 2007. Since 1997, Dr. Merchant has held the Deloitte & Touche LLP Chair of Accountancy at the University of Southern California, or USC, and currently teaches in USC’s M.B.A. and undergraduate accounting programs. Dr. Merchant also served as senior associate dean—corporate programs in USC’s Marshall School of Business and as dean of USC’s Leventhal School of Accounting. Dr. Merchant is also a part-time research professor at the University of Maastricht, The Netherlands. Before joining USC, Dr. Merchant taught at Harvard University and the University of California, Berkeley. Dr. Merchant started his professional career at Texas Instruments, Inc. and Ernst & Young LLP. Dr. Merchant is currently serving as a director and member of the audit and compensation committees of Universal Guardian Holdings, Inc., a public company, and was formerly a director of Diagnostic Products Corporation and John Laing Homes. Dr. Merchant holds a B.S. in industrial economics from Union College, an M.B.A. in operations research and production from Columbia University and a Ph.D. in accounting from the University of California, Berkeley.

Umesh Padval, 50, has served as a member of our board of directors since December 2004. Mr. Padval currently serves as an operating partner at Bessemer Venture Partners, a venture capital firm. Prior to joining Bessemer in September 2007, Mr. Padval served as executive vice president, consumer products at LSI. Prior to his promotion to executive vice president, consumer products, Mr. Padval was senior vice president and general manager for LSI’s broadband entertainment division, a position he held since 2001. Mr. Padval served as chief executive officer of C-Cube from 2000 to 2001, C-Cube’s president from 1998 to 2000 and a member of C-Cube’s board of directors from 1998 to 2001. Previously, Mr. Padval was senior vice president and general manager of the consumer digital entertainment division at VLSI Technology, Inc. Mr. Padval also served as senior vice president and general manager for VLSI’s computing division. Before joining VLSI in 1984, Mr. Padval held marketing and engineering positions at AMD. Mr. Padval serves on the board of directors of Monolithic Power Systems, Inc., a public company, and on the board of directors of several private companies. Mr. Padval holds a B.S. in technology from the Indian Institute of Technology, Bombay and an M.S. in engineering from Stanford University.

Directors Continuing in Office until the 2010 Annual Meeting

John Walecka, 48, has served as a member of our board of directors since 2001. Mr. Walecka is a founding partner and a general partner of Redpoint Ventures, a venture capital firm. Prior to founding Redpoint, Mr. Walecka was a general partner with Brentwood Venture Capital, a firm he joined in 1984. Mr. Walecka currently focuses on software infrastructure and security products in the enterprise as well as enabling products for the cable, consumer and broadband markets. Mr. Walecka served as director of the Western Association of Venture Capitalists (WAVC) and is currently a director of the Stanford Business School Venture Capital Trust and an advisor to the Stanford Engineering School. Prior to joining Brentwood, Mr. Walecka worked at Hewlett-Packard Company, a public company, and the Stanford University Smart Product Design Laboratory. Mr. Walecka holds a B.S. and an M.S. in engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Rouzbeh Yassini, 49, has served as a member of our board of directors since 2002. Dr. Yassini is a founder and the chief executive officer of YAS Broadband Ventures LLC. Dr. Yassini was the founder, chairman, chief executive officer and president of LANcity Corp., where he was involved with inventing the technology behind cable modems and establishing cable modem industry standards through CableLabs. Dr. Yassini is a worldwide speaker and author on topics related to digital services such as voice, data and video using broadband infrastructure, and author of the book Planet Broadband. Dr. Yassini also serves on the board of directors of several private companies. Dr. Yassini holds a B.S. in electrical engineering and an honorary Ph.D. in science from West Virginia University.

Executive Officers

The following table sets forth information regarding our executive officers as of April 8, 2008:

Name	Age	Position
Patrick Henry	45	Chief Executive Officer, President and Chairman of the Board
David Lyle	44	Chief Financial Officer
Itzhak Gurantz	62	Chief Technology Officer
Lance Bridges	46	Vice President of Corporate Development, General Counsel and Secretary
Michael Economy	45	Vice President of Worldwide Sales
Timothy Pappas	43	Vice President of Operations
Kurt Noyes	48	Vice President, Finance and Chief Accounting Officer

Mr. Henry’s biographical information is set forth under “—Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting.”

David Lyle has served as our chief financial officer since June 2007. From August 2005 to June 2007, Mr. Lyle was the chief financial officer at RF Magic, Inc., our wholly-owned subsidiary which we acquired in June 2007. Prior to working at RF Magic, Mr. Lyle was finance director and controller for the mobile communications business unit at Broadcom Corporation, a leading provider of highly-integrated semiconductor solutions. He joined Broadcom in July 2004 through its acquisition of Zyray Wireless Inc., a WCDMA baseband co-processor company, where he served as chief financial officer beginning in January 2004. From March 2000 to October 2003, Mr. Lyle was chief financial officer at Mobilian Corporation, a wireless data communications semiconductor company. He has also served in various finance roles at Intel Corporation in the microprocessor and networking groups, and he also worked at Intel Capital focusing on mergers and acquisitions primarily for the wireless communications and computing group. Mr. Lyle holds a B.S. in business from the University of Southern California, an M.B.A. from Arizona State University and an M.I.M. from The Garvin School of International Management (Thunderbird).

Itzhak Gurantz has served as our chief technology officer since May 2007. Dr. Gurantz co-founded Entropic in 2001 and served as chief executive officer, becoming chief technology officer in September 2003 and serving as a part-time employee from June 2006 to May 2007. He also served as our chairman of the board from January 2001 to April 2007. Beginning in 1997, Dr. Gurantz served as vice president of engineering for the digital entertainment division of Rockwell Semiconductor (now Conexant). In 1984, Dr. Gurantz co-founded ComStream Corporation and held engineering and research and development leadership positions there. Prior to co-founding ComStream, Dr. Gurantz worked at Linkabit Corporation. Dr. Gurantz holds a B.S. and an M.S. in electrical engineering from the Technion, Israel Institute of Technology in Haifa, Israel and a Ph.D. in electrical engineering from the University of California, Berkeley.

Lance Bridges has served as our vice president of corporate development, general counsel and secretary since May 2007. Prior to joining Entropic, Mr. Bridges was a partner at Cooley Godward Kronish LLP, where he practiced law since 1991. Prior to this time, Mr. Bridges worked for a regional investment banking firm as a financial analyst specializing in business valuations and merger and acquisition advisory services. Mr. Bridges is a member of the State Bar of California and the business law section of the American Bar Association. Mr. Bridges holds a B.A. in economics from the University of California, San Diego, a J.D. from the University of California, Berkeley School of Law (Boalt Hall) and an M.B.A., concentrating in finance and strategic planning, from the Walter A. Haas School of Business Administration, University of California, Berkeley, which he earned concurrently with his J.D.

Michael Economy has served as our vice president of worldwide sales since February 2004. Prior to joining Entropic, Mr. Economy served as vice president OEM sales at Trident Microsystems from 1998 to 2003. Prior to this time, Mr. Economy was vice president of marketing at Synergy Semiconductor until its acquisition by Micrel, Inc., and also held positions as a product engineer and technical and product marketing manager at AMD. Mr. Economy holds a B.S. in electrical engineering from the University of California, Davis.

Timothy Pappas joined us as manager of product and test in September 2002 and was promoted to director of operations in March 2004 and to vice president of operations in April 2006. Prior to joining Entropic, Mr. Pappas served as manager of product engineering at Conexant, from 1999 to 2002. Additionally, Mr. Pappas served as manager of the product engineering group for Mindspeed Technologies, Inc., a semiconductor and software networking solutions company. He has also held senior product engineering positions with Brooktree Corporation and TRW Automotive Inc. Mr. Pappas holds a B.S. in electrical engineering from San Diego State University.

Kurt Noyes has served as our vice president, finance and chief accounting officer since May 2007. Mr. Noyes joined us in September 2002 as controller, becoming director of finance in October 2003, and then becoming vice president of finance and administration in December 2005. Prior to joining Entropic, Mr. Noyes served as director of finance at Cargo Technology, Inc., a packing solutions company, from June 2002 until September 2002. Mr. Noyes also held various management positions with Camino Neurocare, Inc., Anchor Chips Inc., Provide Commerce, Inc. and Applied Micro Circuits Corporation. Mr. Noyes holds a B.S. in accounting from the University of Wisconsin-La Crosse and an Executive M.B.A. from San Diego State University, and he is also a certified public accountant.

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each individual who served as our director during any portion of 2007, or any of his family members, and Entropic, our senior management and our independent auditors, our board of directors has affirmatively determined that, except for Patrick Henry, all individuals who served as our directors in 2007 are, and all of our nominees for directors will be, independent directors within the meaning of the applicable NASDAQ listing standards. In making this determination, our board found that none of the individuals who served as our directors in 2007 or nominees for director had a material or other disqualifying relationship with Entropic.

Meetings of the Board of Directors

Our board of directors met seven times during the last fiscal year. In 2007, each of our directors attended at least 75% of the aggregate of the meetings of the board and of the committees on which they served, held during the period for which they were directors or committee members, respectively.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Mr. Baruch presides at these executive sessions in his capacity as our lead independent director.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors has determined that each member of the committees of the board is independent within the meaning of the applicable NASDAQ listing standards and is free of any relationship that would impair his individual exercise of independent judgment with regard to Entropic.

The following table provides 2007 membership and meeting information for each of the board committees:

Name	Audit(1)		Nominating and Corporate Governance(1)		Compensation(1)
Thomas Baruch			X	*	X
Amir Mashkoori	X		X
Kenneth Merchant, Ph.D.(2)	X	*
Umesh Padval(3)			X		X
John Walecka					X	*
Rouzbeh Yassini, Ph.D.	X
Total 2007 Meetings	3		0		3

*	Committee Chairperson
(1)	Our audit and compensation committees were reconstituted in July 2007 and our nominating and corporate governance committee was formed in July 2007.
(2)	Dr. Merchant was elected to the board and appointed to the audit committee in April 2007.
(3)	Mr. Padval was appointed to the compensation committee in August 2007.

Audit Committee

General. Our audit committee is composed of three directors, Mr. Mashkoori and Drs. Merchant and Yassini, and acts on behalf of the board in overseeing our corporate accounting and financial reporting processes and audits of our financial statements. The audit committee is governed by a board-approved charter that is available on the corporate governance section of our website at www.entropic.com. The functions of our audit committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the Securities and Exchange Commission, or SEC, requires in our annual proxy statement;

•

reviewing and providing oversight of any related-person transactions in accordance with our related-person transactions policy and reviewing and monitoring compliance with our code of business conduct and ethics;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on a periodic basis the performance of the audit committee.

Audit Committee Financial Expert. Our board of directors has determined that Dr. Merchant qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, our board has considered Dr. Merchant’s formal education, his current position with the University of Southern California, his accounting and auditing firm experience, and the nature and scope of his previous experience with public companies. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Nominating and Corporate Governance Committee

General. The nominating and corporate governance committee is composed of three directors, Messrs. Baruch, Mashkoori and Padval, and acts on behalf of the board in overseeing our nominating and corporate governance policies. The nominating and corporate governance committee is governed by a board-approved charter that is available on the corporate governance section of our website located at www.entropic.com. The functions of our nominating and corporate governance committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

•	determining the minimum qualifications for service on our board of directors;

•	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

•	evaluating, nominating and recommending individuals for membership on our board of directors;

•	evaluating nominations by stockholders of candidates for election to our board;

•	considering and assessing the independence of members of our board of directors;

•

developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application, and recommending to our board of directors any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•	periodically evaluating the performance of the nominating and corporate governance committee.

Stockholder Recommendations of Director Nominees. Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee considers skills, diversity, age, and such other factors as it deems appropriate given our current needs and the current needs of our board of directors, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee would be independent under applicable NASDAQ listing standards and SEC rules and regulations with the advice of counsel, if necessary. The nominating and corporate governance committee may compile a list of potential director candidates by itself or, if it deems appropriate, may engage a professional search firm to assist it in its search for suitable candidates. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. The nominating and corporate governance committee meets to discuss and consider candidates’ qualifications and selects candidates for recommendation to the board by majority vote.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board may do so by delivering a written recommendation to the nominating and corporate governance committee to the following address: 6290 Sequence Drive, San Diego, California 92121, Attn: Secretary. Each submission must set forth: the full name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission and a representation that such stockholder has been a beneficial or record holder of Entropic’s stock for at least one year; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. For a proposed candidate to be considered for nomination by the nominating and corporate governance committee for the 2009 Annual Meeting of Stockholders, the written stockholder recommendation must be received by December 9, 2008.

Compensation Committee

General. Our compensation committee is composed of three directors, Messrs. Baruch, Padval and Walecka and acts on behalf of the board in reviewing, determining and overseeing our compensation strategy, policies, plans and programs. Our compensation committee is governed by a board-approved charter that is available on the corporate governance section of our website at www.entropic.com. The functions of our compensation committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

•	reviewing and approving the compensation and other terms of employment of our executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the type and amount of compensation to be paid or awarded to our non-employee board members;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

•	reviewing and assessing on a periodic basis the performance of the compensation committee.

Compensation Committee Processes and Procedures. The compensation committee meets during the first quarter of each year to evaluate executive officer compensation and determine bonuses with respect to the prior year’s performance. The committee meets at other times during the year as necessary to administer our equity incentive plans and address other compensation-related matters. The agenda for each meeting is usually developed by the chair of the compensation committee, in consultation with the chief executive officer, the head of human resources, the general counsel and, if applicable, an independent compensation consultant engaged by the committee. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. Our chief executive officer may not participate in or be present during any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In January 2008, the compensation committee retained Compensia, an independent executive compensation consulting firm, as compensation consultant. Compensia was engaged by way of a request for proposal solicitation. The compensation committee requested that Compensia:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the compensation committee requested that Compensia develop a comparative group of companies and perform analyses of compensation levels for that group. At the request of the compensation committee, Compensia also conducted individual interviews with members of the compensation committee, the head of human resources and other members of senior management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Compensia ultimately developed recommendations that were presented to the compensation committee for its consideration. Following an active dialogue with Compensia, the compensation committee made modifications to their proposed recommendations and approved the as-modified compensation recommendations for 2008. These recommendations are discussed in further detail in “Executive Compensation—Compensation Discussion and Analsyis.”

Under its charter, the compensation committee may form, and delegate authority to, subcommittees, as appropriate. In February 2008, the compensation committee formed a non-officer equity award committee. This subcommittee is currently composed of two members, one of whom is Mr. Henry. The other subcommittee member may be any one of our vice president, human resources, chief financial officer or general counsel. The compensation committee delegated to the non-officer equity award committee the authority to grant, without any further action required by the compensation committee, stock options to non-officer employees. The purpose of this delegation of authority is to enhance the flexibility of option administration within the company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the compensation committee. In particular, the subcommittee may not grant options to acquire more than an aggregate of 17,500 shares to any non-executive employee per calendar year. As part of its oversight function, the compensation committee will review on a quarterly basis the list of grants made by the subcommittee.

Typically, the compensation committee makes its most significant adjustments to annual compensation, determines bonus and equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. The compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the chief executive officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by the chief executive officer. In the case of the chief executive officer, the evaluation of his performance is conducted by the compensation committee, which determines any adjustments to his compensation, as well as awards to be granted. For all executives, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the compensation committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the compensation committee with respect to executive compensation for the fiscal year ended December 31, 2007 are described in greater detail in “Executive Compensation—Compensation Discussion and Analysis.”

Stockholder Communications with the Board of Directors

Our board of directors has adopted a formal process by which stockholders and other interested parties may communicate with the board or any of its directors on board-related issues. Stockholders who wish to communicate with the board may do so by sending written communications addressed to 6290 Sequence Drive, San Diego, California 92121, Attn: Secretary. Relevant communications are distributed to the board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded, such as:

•	product complaints;

•	product inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Our corporate secretary will determine whether these communications should be presented to the board or any one or more directors.

Code of Business Conduct and Ethics

All of our officers, directors and employees are required to abide by the policies set forth in our code of business conduct and ethics to ensure that our business is conducted in a consistently legal and ethical manner. Our code of business conduct and ethics is available to stockholders on the corporate governance section of our website at www.entropic.com. If we make any substantive amendments to our code of business conduct and ethics or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Our code of business conduct and ethics covers all areas of professional conduct, including employment policies, conflicts of interest, unfair or unethical use of corporate opportunities, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Each of our officers, directors and employees who becomes aware of any departure from our policy regarding maintaining the accuracy and integrity of our corporate and business records has a responsibility to report his or her knowledge promptly to a member of senior management, our compliance officer, the audit committee or other compliance resources identified in our code. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of Ernst & Young LLP for ratification by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 2001. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They also will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, our audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2008.

Principal Accountant Fees and Services

The following table presents aggregate fees for professional services billed by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by Ernst & Young LLP during those periods. All of the following fees set forth in the following table were pre-approved by our audit committee.

	Fiscal year ended
	2007	2006
Audit fees(1)	$2,044,799	$106,172
Audit-related fees	—	—
Tax fees(2)	565,128	5,679
All other fees	—	—

Total	$2,609,927	$111,851

(1)	Audit fees were principally for services rendered for the audit and/or review of our consolidated financial statements. Also includes fees for services rendered in connection with our initial public offering, including, without limitation, the filing of registration statements and other documents with the SEC, the issuance of accountant consents and comfort letters and assistance in responding to SEC comment letters.
(2)	Tax fees were for services rendered in connection with tax compliance, tax advice and tax planning (domestic and international), as well as services related to acquisitions.

Pre-Approval Policies and Procedures

Consistent with SEC and the Public Company Accounting Oversight Board, or PCAOB, requirements regarding auditor independence, our audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.

Report of the Audit Committee

Following is the report of the audit committee with respect to the company’s audited 2007 financial statements, which include its consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, and the notes thereto.

Composition and Charter. The audit committee of the board of directors currently consists of three directors, all of whom qualify as “independent” and meet the other requirements under the current NASDAQ listing standards and SEC rules regarding audit committee membership: Dr. Merchant, who serves as Chair, Mr. Mashkoori and Dr. Yassini. The audit committee reviews and assesses the adequacy of its charter on an annual basis.

Responsibilities. The audit committee assists the board in fulfilling its oversight responsibility by, among others: (i) reviewing with management and the independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of the company’s internal controls, (ii) reviewing the company’s annual and quarterly financial statements and reports, and discussing the statements and reports with the independent registered public accounting firm, (iii) evaluating the performance, independence and qualifications of the independent registered public accounting firm, (iv) reviewing, approving and monitoring the engagement and independence of the independent registered public accounting firm, and (v) reviewing and monitoring compliance with the company’s code of business conduct and ethics.

It is not the duty of the audit committee to plan or conduct audits or to prepare the company’s financial statements. Management is responsible for preparing the financial statements and has the primary responsibility for assuring their accuracy, effectiveness and completeness. The independent registered public accounting firm is responsible for auditing those financial statements and internal control over financial reporting and expressing its opinion as to whether the financial statements present fairly, in accordance with U.S. generally accepted accounting principles, the company’s financial condition, results of operations and cash flows. However, the audit committee does consult with management and the independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the company’s financial affairs.

Unless the committee has reason to question its reliance on management or the independent registered public accounting firm, the members of the audit committee necessarily rely on the information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles. Furthermore, the audit committee’s authority and oversight responsibilities do not independently assure that the audits of the financial statements have been carried out in accordance with the standards of the PCAOB or that the financial statements are presented in accordance with U.S. generally accepted accounting principles.

Review with Management and Independent Registered Public Accounting Firm. The audit committee has reviewed and discussed the audited 2007 financial statements (including the quality of the company’s accounting principles) with management and the company’s independent registered public accounting firm, Ernst & Young LLP. In addition, the audit committee consulted with management and Ernst & Young LLP prior to recommending to the board the presentation of the audited 2007 financial statements to the stockholders. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance. Ernst & Young LLP has provided to the audit committee the written disclosures and the letter required by the PCAOB’s Rule 3600T, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee has discussed with Ernst & Young LLP the latter’s independence, including whether its provision of non-audit services has compromised such independence.

Conclusion and Reappointment of Independent Registered Public Accounting Firm. Based upon the reviews and discussions referred to above, the audit committee recommended that the board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, and, in January 2008, reappointed Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2008.

Submitted by the audit committee of the board:

Kenneth Merchant, Ph.D. (Chair)*

Amir Mashkoori

Rouzbeh Yassini, Ph.D.

*	Dr. Merchant was appointed to the audit committee in April 2007.

The preceding Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed with the SEC or incorporated by reference in any of our filings made under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, whether made before or after the date hereof, except to the extent that we specifically incorporate the Report of the Audit Committee by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth certain information regarding the ownership of shares of our common stock as of February 29, 2008 by: (i) each of our directors and nominees for director; (ii) each of our executive officers listed in “Executive Compensation—Summary Compensation Table”, or our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all individuals and entities known by us to be the beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
5% or Greater Stockholders
CMEA Ventures Information Technology II, L.P. and its affiliates One Embarcadero Center, Suite 3250 San Francisco, CA 94111(2)	7,521,121	11.0%

Redpoint Ventures II, L.P. and its affiliates 300 Sand Hill Road, Building 2, Suite 290 Menlo Park, CA 94025(3)	6,110,174	8.9%

Focus Ventures II and its affiliates 525 University Avenue, Suite 1400 Palo Alto, CA 94301(4)	3,837,997	5.6%

Directors and Named Executive Officers
Patrick Henry(5)	2,011,590	2.9%
David Lyle(6)	207,037	*
Itzhak Gurantz(7)	1,279,912	1.9%
Lance Bridges(8)	307,692	*
Michael Economy(9)	329,383	*
Kurt Noyes(10)	192,717	*
Thomas Baruch(11)	7,572,197	11.1%
Amir Mashkoori(12)	98,461	*
Kenneth Merchant(13)	98,461	*
Umesh Padval(14)	98,461	*
John Walecka(15)	6,161,251	9.0%
Rouzbeh Yassini(16)	302,653	*
All executive officers and directors as a group (13 persons)(17)	18,886,737	27.6%

*	Less than one percent.
(1)	This table is based upon information supplied by our executive officers, directors, persons and entities known to us to be the beneficial owners of more than 5% of our common stock and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 68,492,825 shares outstanding on February 29, 2008, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such option or warrant for computing the percentage of ownership of such person but are not treated as outstanding for computing the percentage of ownership of any other person.
(2)	Includes shares held by CMEA Ventures Information Technology II, Civil Law Partnership. Thomas Baruch, a member of our board of directors, and James Watson are members of CMEA Ventures

Information Technology II, L.P. and have voting and investment power over the shares held by CMEA Ventures Information Technology II, L.P. Each of Messrs. Baruch and Watson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)	Includes shares held by Redpoint Associates II, LLC, Redpoint Technology Partners A-I, L.P. and Redpoint Technology Partners Q-I, L.P. The voting and disposition of the shares held by Redpoint Ventures II, L.P. is determined by Redpoint Ventures II, LLC, its general partner. The voting and disposition of the shares held by Redpoint Technology Partners A-I, L.P. and Redpoint Technology Partners Q-I, L.P. is determined by Redpoint Ventures I, LLC, the general partner of Redpoint Technology Partners A-I, L.P. and Redpoint Technology Partners Q-I, L.P. Jeffery Brody, Thomas Dyal, Timothy Haley, G. Bradford Jones, John Walecka and Geoffrey Yang are the managing members of Redpoint Ventures I, LLC, Redpoint Ventures II, LLC and Redpoint Associates II, LLC and have shared voting and investment power over the shares held by Redpoint Ventures II, L.P., Redpoint Associates II, LLC, Redpoint Technology Partners A-I, L.P. and Redpoint Technology Partners Q-I, L.P. Messrs. Brody, Dyal, Haley, Jones, Walecka and Yang disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.
(4)	Includes shares held by FV Investors II A, L.P. and FV Investors II QP, L.P. Focus Ventures Partners II, L.P. is the general partner of Focus Ventures II, L.P., FV Investors II A, L.P. and FV Investors II QP, L.P. James H. Boettcher, Kevin McQuillan, Steven Bird and George Bischof are the general partners of Focus Ventures Partners II, L.P. Messrs. Boettcher, McQuillan, Bird and Bischof have shared voting and investment control over all the shares held by Focus Ventures II, L.P., FV Investors II A, L.P. and FV Investors II QP, L.P. Each of Messrs. Boettcher, McQuillan, Bird and Bischof disclaims beneficial ownership of the shares held by Focus Ventures II, L.P., FV Investors II A, L.P. and FV Investors II QP, L.P., except to the extent of their pecuniary interest therein.
(5)	Includes 1,194,096 shares, 153,846 shares and 153,846 shares held by the Patrick C. Henry and Wendy A. Henry Family Trust, the Patrick C. Henry 2007 Annuity Trust and the Wendy A. Henry 2007 Annuity Trust, respectively, of which Mr. Henry and his wife, Wendy A. Henry, are co-trustees. Of these shares, 323,400 are subject to a repurchase option in our favor as of April 29, 2008. Also includes 509,802 shares subject to options which are exercisable as of April 29, 2008.
(6)	Includes 114,090 shares subject to options which are exercisable as of April 29, 2008.
(7)	Includes 256,922 shares subject to options which are exercisable as of April 29, 2008.
(8)	Includes 307,692 shares subject to a repurchase option in our favor as of April 29, 2008.
(9)	Includes 46,154 shares held by annuity trusts for the benefit of Mr. Economy and his wife, who are co-trustees of such trusts. Of these shares, 35,256 are subject to a repurchase option in our favor as of April 29, 2008. Also includes 81,537 shares subject to options which are exercisable as of April 29, 2008.
(10)	Includes 152,716 shares subject to options which are exercisable as of April 29, 2008.
(11)	Includes the shares referred to in footnote (2) above and 51,076 shares subject to a stock option which is exercisable as of April 29, 2008. Other than the shares subject to the option, Mr. Baruch disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(12)	All of these shares are subject to a stock option which is exercisable as of April 29, 2008.
(13)	All of these shares are subject to a stock option which is exercisable as of April 29, 2008.
(14)	Includes 67,692 shares subject to a stock option which is exercisable as of April 29, 2008.
(15)	Includes the shares referred to in footnote (3) above and 51,076 shares subject to a stock option which is exercisable as of April 29, 2008. Other than the shares subject to the option, Mr. Walecka disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(16)	Includes 105,731 shares held by YAS Broadband Ventures, LLC. Mr. Yassini is the president and chief executive officer of YAS Broadband Ventures, LLC and has sole voting and investment power over these shares. Mr. Yassini disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 98,461 shares subject to options held by Mr. Yassini and an additional 98,461 shares subject to stock options held by YAS Broadband Ventures, LLC, all of which are exercisable as of April 29, 2008.
(17)	Includes 17,146,444 outstanding shares, 713,786 shares of which are subject to repurchase options in our favor as of April 29, 2008. Also includes 1,740,293 shares subject to options that will be exercisable as of April 29, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The compensation committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this proxy statement. Based on this review and discussion, the compensation committee recommends to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Submitted by the compensation committee of the board:

John Walecka (Chair)

Thomas Baruch

Umesh Padval*

*	Mr. Padval was appointed to the compensation committee in August 2007.

The preceding Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed with the SEC or incorporated by reference in any of our filings made under the Securities Act or the Exchange Act, whether made before or after the date hereof, except to the extent that we specifically incorporate the Report of the Compensation Committee by reference therein.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during fiscal year 2007, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. We have had a compensation committee since February 2004. Prior to establishing the compensation committee, our full board of directors made decisions relating to compensation of our executive officers, and until the authority of our compensation committee was expanded in July 2007, our full board of directors approved the recommendations of our compensation committee related to compensation of our executive officers.

Compensation Discussion and Analysis

General

Our compensation committee is comprised of independent directors within the meaning of applicable SEC and NASDAQ rules. The compensation committee’s responsibilities and duties are outlined in detail in “Information Regarding the Board of Directors—Committees of the Board of Directors—Compensation Committee.”

We seek to develop compensation packages for our employees that will allow us to attract, retain and motivate talented employees at all levels within the organization to further enhance long-term stockholder value. The primary objectives of our executive compensation program are: establishing compensation for our executive officers that is externally competitive, aligning compensation with our short-term and long-term performance, building stockholder value by providing incentives based on achievement of corporate goals and providing differentiated compensation based on individual performance. In order to implement those objectives, we provide a total compensation package to our executive officers through a mix of salary, bonus and long-term equity-based compensation that is designed to be competitive with comparable companies within the semiconductor and other high technology industries, align management’s incentives with the long-term interests of our stockholders and reward our executive officers for achievement of corporate and individual goals.

When assessing the composition of risk and reward-based incentives as elements of total compensation, we consider our stage of development. Prior to our initial public offering in December 2007, our executive compensation programs emphasized long-term incentive awards rather than salary and annual cash bonuses. We believe that this allowed us to retain talented, entrepreneurial managers whom we would not otherwise have been able to attract with our salary and bonus structure, which was historically limited by our relative lack of liquidity and capital resources. We also believe that this emphasis on long-term incentives, implemented through stock option awards, helps align the total compensation of our executive officers with the risk and reward profile of our stockholders.

Benchmarking of Executive Compensation

As a component of the evaluation of our 2007 executive compensation, the compensation committee of our board of directors reviewed third party survey compensation data of executive officers of technology companies comparable to us in terms of industry sector and stage of development. While the compensation committee used such compensation survey data to help benchmark executive compensation, it ultimately applied its subjective discretion to set pay and did not use a formula to set pay in relation to this market data. In addition, to aid the compensation committee in performing its duties, our chief executive officer provided recommendations concerning the compensation of executive officers, excluding himself, and also provided the compensation committee with an analysis of annual corporate goal achievement and executive officer performance. The compensation committee reviewed our chief executive officer’s recommendations and analyses and considered them in making compensation decisions with respect to other executive officers.

The compensation committee anticipates now that our shares are publicly traded and as we continue to grow:

•	our peer group for compensation benchmarking purposes will change significantly;

•	more specific, relevant compensation benchmarking data will become available; and

•

the committee will be able to use such benchmarking data to develop new ways to measure and reward executive performance and provide executive compensation that is competitive with comparable companies.

In order to accurately benchmark executive compensation and use benchmarking data effectively, beginning in 2008, the compensation committee intends to use outside compensation consultants to assist with setting executive compensation. For 2008, the committee retained the services of Compensia, an independent executive compensation consulting firm, to assist the committee in determining the appropriate levels at which executive base salary, annual cash incentives and equity incentives should be set. Compensia reported directly to the committee.

Compensia benchmarked our executive compensation using a combination of peer group analysis and compensation surveys. The committee examined the compensation practices of a peer group of individual companies and data from three industry surveys/databases to assess the competitiveness of our executive management compensation practices and levels. Compensia developed this peer group by identifying publicly-traded semiconductor companies with revenues between approximately $100 million and $400 million, positive revenue growth and similar market capitalization and employee size ranges compared to us. The resulting peer group of twenty companies is set forth below and includes primarily semiconductor companies that are similar to us in business strategy or represent business or talent market competitors:

Acme Packet	Echelon Corporation	Opnext	Silicon Image
ANADIGICS	Hittite Microwave	Optium Corporation	Silicon Laboratories
Atheros Communications	Infinera	Power Integrations	SIRF Tech. Holdings
BigBand Networks	Intellon	Riverbed Technology	Trident Microsystems
Cavium Networks	Monolithic Power Systems	Sigma Designs	Zoran Corporation

In addition to proxy data from the peer group companies, the committee uses multiple sources of benchmarking information to more accurately map benchmarking data by position to our executive officer positions. When considering the competitiveness of executive officer compensation levels, the committee reviews the compensation of each executive officer against the available data for that executive officer from the various benchmarking sources, weighting the available peer company data 50% and the other available survey sources are weighted equally to comprise the remaining 50%. In 2008, Compensia used the survey data from the Radford High-Technology Executive Compensation Survey and its own proprietary executive compensation database, giving the peer-group proxy data and survey data approximately equal weighting to develop percentile rankings for each element of 2008 compensation described below.

Elements of Compensation

To accomplish our executive compensation program objectives, we provide our executive officers with compensation packages that consist of the following components: base salary, cash bonus and long-term equity incentives. Our executive officers are also entitled to potential payments upon specified termination or change in control events. Additionally, our executive officers receive other benefits that are generally available to our employees.

Base Salary

Base salaries are used to attract and retain employees by providing compensation that is not considered “at risk” as compared to other performance-based and long-term incentives. The initial base salary for each executive officer is established at the time of hire taking into account the executive officer’s scope of responsibilities, qualifications, experience, competitive salary information and internal equity. Base salary adjustments for ensuing years are determined based on an assessment of the executive’s performance against job responsibilities, overall company performance and competitive salary information. These factors are subjectively assessed by our compensation committee, and no methodology is used to systematically score or weight such factors in determining base salaries. Annual adjustments in base salaries have generally been made effective as of January 1. The compensation committee reviews base salaries during the first quarter of each fiscal year, and therefore any change in base salary reflects the prior year’s business and individual performance achievements. For purposes of setting base salary levels, the compensation committee considers both an executive officer’s exhibited value to the organization and its business, as well as his or her anticipated contributions to our future short-term and long-term success.

2007 Base Salaries. The 2007 base salaries of our executive officers were established when our stock was privately-held. In setting 2007 base salaries, our compensation committee reviewed venture capital compensation survey data compiled on privately-held technology companies in the investment portfolios of 17 participating venture capital firms. Companies in the survey were not identified by name but they were categorized by size, based on annual revenues, and data was provided for officers with the same titles or job functions as the executive officers identified in “—Summary Compensation Table.” We refer to these executive officers as our “named executive officers.” Our compensation committee used the survey data for companies with revenues greater than $40 million, which was the highest revenue category in the survey. The number of companies in the survey varied depending on the position or title of each named executive officer. For example, data for the chief executive officer was provided by 40 companies, whereas data for the chief financial officer was provided by only 23 companies. Based on this survey data, in 2006 the base salaries of our named executive officers employed by us in 2006 were between 11% and 29% below the average base salaries of corresponding executives at other venture-backed technology companies. In order to make our salary structure more competitive, on the recommendation of the compensation committee, our board approved 2007 increases from the base salaries in effect during 2006 ranging between 5% and 10% for such named executive officers. These increases were not proportionate because they were partly merit-based and because they also attempted to redress the disparity between the survey data and the base salaries of our executive officers, which disparity was not proportionate for each executive officer. After taking into account such increases, the base salaries of our named executive officers continued to be below average for comparable companies in the survey. Base salary information for 2007 for our named executive officers is detailed in “—Summary Compensation Table.”

2008 Base Salaries. In February and March 2008, our compensation committee met to consider the base salaries of our executive officers for 2008. Compensia reported that the 2007 base salaries for our named executive officers all fell below the 25th percentile compared to its assessment of the market salaries of equivalent executives at similarly situated companies. In setting 2008 base salaries, the committee agreed that the base salaries for our named executive officers should be increased over approximately the next three years to bring them up to a market rate, which the committee defined as the 50th percentile in Compensia’s rankings. The committee believed that increasing base salaries over time would help ensure that we can afford such increases consistent with our financial models. Accordingly, for 2008, the committee agreed to increase base salaries for our named executive officers by between 3% and 10%. After taking account of such increases, Compensia reported that base salaries for each of our named executive officers still fall below the 25th percentile compared to base salaries of equivalent executives. The 2008 base salaries for our named executive officers are as follows:

Named Executive Officer	Title	2008 Base Salary
Patrick Henry	Chief Executive Officer, President and Chairman of the Board	$300,000
David Lyle	Chief Financial Officer	220,000
Itzhak Gurantz	Chief Technology Officer	210,000
Lance Bridges	Vice President of Corporate Development, General Counsel and Secretary	210,000
Michael Economy	Vice President of Worldwide Sales	175,000
Kurt Noyes	Vice President, Finance and Chief Accounting Officer	165,000

Bonuses

Cash bonuses are tied to annual corporate and individual performance and are considered an “at risk” element of overall compensation. Annual bonuses are intended to reward executive officers who have a positive impact on corporate results, and, as such, they provide an incentive to achieve overall company goals and specific individual goals, thereby enhancing stockholder value.

2007 Executive Bonus Plan. In 2007, we adopted an executive bonus plan for all our executive officers and director level employees. Under the 2007 executive bonus plan, the potential bonus payment any participant could have received was measured as a fixed percentage of the participant’s base salary, based on whether pre-approved corporate goals were met. The one exception to this related to our vice president of worldwide sales, who had his potential bonus payment stated as a fixed dollar amount, rather than a percentage of base salary, and for whom specific dollar amounts were paid as his pre-approved goals were met. For all other executive officers, if some, but not all, of the corporate goals were met, then the potential bonus dollar amount that each such executive officer could earn was reduced by a pre-determined percentage. Once the potential bonus dollar amount was determined based on attainment of such pre-approved corporate goals, the actual payout amount was then determined based on how well the participant performed in meeting his or her individual goals for the period. Each executive had the ability to earn 0% or between 80% and 120% of the target bonus amount based on such executive’s performance in meeting individual goals. Our compensation committee approved the corporate goals and determined whether they had been achieved at the end of the period to determine the potential bonus dollar amount that could be paid out to each executive officer. The compensation committee delegated to our chief executive officer the task of establishing individual goals and determining the extent to which such individual goals were achieved for all executive officers other than himself. Individual goals for the chief executive officer, and determination of the extent to which such goals were met, were established by our compensation committee. Corporate goals for the 2007 executive bonus plan were based on operational, financial and business development objectives. Individual goals were typically based on a particular executive officer’s respective area of responsibility and designed to support overall corporate goal achievement. Our corporate and individual goals were collectively designed to be challenging but attainable and therefore reflected a reward-based form of compensation with a risk of achievement.

The 2007 executive bonus plan was established in April 2007. In light of the substantial changes to the responsibilities of individual officers that resulted from the acquisition of RF Magic in June 2007, the corporate and individual goals for certain executive officers under the 2007 executive bonus plan were reassessed and the 2007 executive bonus plan was amended and restated following the acquisition. However, the 2007 goals established for our chief executive officer and our vice president of worldwide sales under the 2007 executive bonus plan were not changed or reassessed following the acquisition of RF Magic. The 2007 corporate goals for our executive officers except our chief executive officer and our vice president of worldwide sales were based on achieving pro forma net revenues in the last six months of 2007 equal to at least $51.2 million, gross profit margins of at least 50% in the fourth quarter of 2007 and design and segment wins in specified geographic regions and market segments as well as with specified customers and service providers. The goals for our chief executive officer were the same design win goals as other executive officers (other than the vice president of worldwide sales), achieving annual revenues of at least $85 million and reaching specified quarterly gross margin goals. The goals for our vice president of worldwide sales were based on design wins, achieving annual revenues of more than $80 million, performance against quarterly pricing plans and accurately forecasting revenues each quarter. The bonus targets (as a percentage of base salary except where otherwise specified) established for our executive officers for 2007 under the executive bonus plan were as follows:

Position/Title	Bonus Target
Chief Executive Officer	50% of base salary
Vice President of Worldwide Sales	$236,250
Other executive officers	20% of base salary

These bonus targets were determined by our compensation committee, comprised of three venture capital investors, based on what they, in their experience, believed to be competitive and appropriate to our stage of development. For 2007, the bonus target for our chief executive officer remained relatively unchanged compared to 2006 (54% of base salary in 2006 compared to 50% of base salary for 2007), but the method for calculating his bonus target was changed from a fixed dollar amount to a percentage of base salary, consistent with the bonus plan for most of our other executive officers. As with other executive officers who could have earned in excess of their bonus target if they exceeded their individual goals, the 2007 bonus plan for our chief executive officer allowed him to earn up to 120% of his target bonus if his goals were exceeded. For 2007, the bonus target for our vice president of worldwide sales was increased from $225,000 to $236,250 as a result of a revised sales commission structure. The bonus target for our other named executive officers remained at 20% of base salary, unchanged from 2006 to 2007.

Given our operating performance exceeded our targets in 2007, all corporate and most individual goals were met. The bonus for our chief executive officer was 120% of his target bonus amount plus a discretionary bonus for successful completion of the RF Magic acquisition in June 2007 and our acquisition of Arabella Software Ltd. in May 2007. Of our other named executive officers, one earned 110% of the target bonus by exceeding his individual goals, three earned 100% of the target bonus by meeting their individual goals and one earned 93% of the target bonus by meeting some but not all of his individual goals. Actual bonus payments were pro-rated for executives who were not employed by us for all of 2007, except for our chief financial officer who received credit for his service as chief financial officer of RF Magic prior to our acquisition. The actual payouts to our named executive officers under the 2007 executive bonus plan are detailed in “—Summary Compensation Table.”

2008 Executive Bonus Plan. In March 2008, the compensation committee adopted a 2008 management bonus plan. Under the 2008 management bonus plan, the potential bonus payment any executive officer may receive is measured as a percentage of the executive officer’s base salary, except for our vice president of worldwide sales whose potential bonus payment is a dollar amount. The percentage for executive officers and, in the case of our vice president of worldwide sales, the dollar value of his bonus payout, is established by us meeting certain corporate goals and the extent to which we meet these corporate goals will determine which one of four categories of bonus percentages (or bonus dollar value in the case of our vice president of worldwide sales) an executive officer will receive. The actual payout that each executive officer receives will be determined by his or her success in meeting specified individual goals. The compensation committee has pre-approved the corporate goals and will determine whether such goals are met at the end of fiscal year 2008. The compensation committee has delegated to our chief executive officer the task of establishing individual goals and determining the extent to which such individual goals are achieved for all executive officers other than himself. Individual goals for the chief executive officer, and determination of the extent to which such goals are met, are established by our compensation committee.

The corporate goals for the 2008 management bonus plan consist of our performance as measured against two financial metrics: (i) our revenues and (ii) our actual non-GAAP operating income for fiscal year 2008. The bonus is weighted 75% to achievement of the revenue goal and 25% to achievement of the operating income goal. In the case of our vice president of worldwide sales, the bonus is based on his achievement of key sales objectives, including meeting or exceeding the revenue goal. These weightings are applied to each individual executive officer’s bonus percentage to determine the target bonus for such executive officer. Each executive officer is then given a performance rating, based on his or her individual performance measured against both objective and subjective goals, of 1, 2, 3 or 4 (with “1” representing exceptional performance and “4” representing a performance that falls below expectations), and a corresponding multiplier of 1.1, 1.0, 0.9 or 0.0 is applied to the target bonus to determine the executive officer’s actual bonus payout.

The four bonus categories established by the compensation committee are:

•

“Budget” which has a target bonus percentage for each officer that corresponds to approximately 90% of the 25 th percentile bonus for such officer’s position and represents the bonus percentage that an executive will receive if we meet the financial metrics specified in our budget for fiscal year 2008;

•

“Target” which has a target bonus percentage for each officer that corresponds to approximately the 25th percentile bonus for such officer’s position and represents the bonus percentage that an executive will receive if we meet our target financial metrics;

•

“Stretch” which has a target bonus percentage for each officer that corresponds to approximately the 50th percentile bonus for such officer’s position and represents the bonus percentage that an executive will receive if we exceed our target financial metrics; and

•

“Stretch Plus” which has a target bonus percentage for each officer that corresponds to approximately the 75 th percentile bonus for such officer’s position and represents the bonus percentage that an executive will receive if we significantly exceed our target financial metrics.

The target bonus percentages for these categories for our named executive officers are as follows:

Named Executive Officer	Title	Budget	Target	Stretch	Stretch Plus
Patrick Henry	Chief Executive Officer, President and Chairman of the Board	49.5%	55%	65%	95%
David Lyle	Chief Financial Officer	31.5%	35%	50%	60%
Itzhak Gurantz	Chief Technology Officer	27%	30%	35%	40%
Lance Bridges	Vice President of Corporate Development, General Counsel and Secretary	31.5%	35%	45%	50%
Michael Economy	Vice President of Worldwide Sales	$125,000	$155,000	$200,000	$225,000
Kurt Noyes	Vice President, Finance and Chief Accounting Officer	22.5%	25%	35%	40%

By keeping the budget and target bonus percentages equal to approximately the 25th percentile or less, we can afford to provide bonuses which are more competitive than the bonus structure used in 2007 when the target bonus for all executive officers other than our chief executive officer and vice-president of worldwide sales was 20% of base salary. In addition, by establishing new “stretch” and “stretch plus” categories with bonus targets approximately equal to the 50th and 75th percentile rankings, we are able to provide additional incentives that align our corporate goals with the interests of our stockholders and bring total cash compensation into closer alignment with market compensation when superior results are obtained, while allowing us to pay the additional bonuses without materially impacting our financial models.

Long-Term Incentives

We provide long-term incentive compensation to our executive officers through equity awards. Prior to our initial public offering in December 2007, we issued equity awards under our 2001 stock option plan. Following our initial public offering, equity awards are issued to executive officers and other employees under our 2007 equity incentive plan. Both plans were established to provide incentives to our directors, employees and consultants to perform and execute on our long-term objectives and strategic initiatives. We believe equity awards help align the interests of our executive officers with those of our stockholders. Given the growth stage of our business, limited cash resources and industry risk profile, we believe the use of equity-based awards as a component of our compensation package for executive officers is the best approach to encourage executive officers to focus on the achievement of corporate goals that align the interests of our executive officers with creating long-term stockholder value.

Stock Options. Our 2001 stock option plan and our 2007 equity incentive plan authorize us to grant stock options to employees, consultants and directors. With respect to executive officers, stock options are typically granted and effective upon commencement of employment and on an annual basis in connection with our performance evaluation process. The compensation committee also generally makes grants in connection with promotions. All equity-based awards to executive officers require the approval of our board of directors or the compensation committee before they are awarded or communicated to the executive officer.

In determining the number of options awarded to our executive officers, the compensation committee considers the performance of the executive officer in achieving corporate goals and enhancing stockholder value, the overall number and exercise prices of unvested options held by the executive officer, and the number of options awarded and timing of those awards made to executive officers in comparable positions within a group of comparable companies. These factors are considered on a collective basis, and our compensation committee then makes a subjective determination as to the size of option grants based on these factors taken as a whole.

Stock options are priced at the fair value of our common stock on the date the award is granted. Prior to our initial public offering, our board of directors determined fair value based on factors that it considered relevant, including valuation indicators of our common stock, such as the prices for our preferred stock sold to outside investors in arms-length transactions and the rights, preferences and privileges of our preferred stock relative to those of our common stock. Our board of directors also relied upon valuations of our common stock conducted by an independent valuation consultant.

Generally, 25% of the shares subject to stock options vest one year from the effective date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting in certain situations such as in connection with a change in control. We have not granted options with performance-based vesting conditions to our executive officers, though we have in the past conditioned the granting of options on satisfactory performance of specific pre-approved goals. Our stock options generally expire ten years from the date of grant.

2007 Stock Option Awards. Stock options granted during 2007 to our named executive officers are set forth in “—Grants of Plan-Based Awards” and the outstanding stock option awards granted to our named executive officers as of December 31, 2007 are set forth in “—Outstanding Equity Awards as of December 31, 2007.”

The size of the stock option grants in 2007 to our named executive officers were determined in accordance with the considerations described above and as a result of a review of overall compensation paid to our key employees, including executive officers, undertaken by our compensation committee in April 2007. Our compensation committee undertook this review to determine whether we were providing total compensation that was competitive with comparable companies and how we should seek to maximize our ability to retain our key employees, many of whom had long-term equity incentives that were substantially vested. As a result of this process and on the recommendation of the compensation committee, in May 2007, our board of directors approved new stock option grants, subject to vesting over four years, to our key employees, including our named executive officers. In addition, in May 2007, in connection with the commencement of his employment and in order to induce Lance Bridges to join us as our vice president of corporate development, general counsel, we granted Mr. Bridges the option award that is reflected in “—Grants of Plan-Based Awards.” The award to Mr. Bridges was arrived at through arms-length negotiations with our chief executive officer and was approved by our full board of directors.

Based on the venture capital compensation survey data used to help determine 2007 base salaries, after taking into account these additional option grants, the total equity (shares plus stock options) held by our named executive officers remained significantly below the mean equity percentage held by executives at comparable companies. With respect to the median equity percentage, based on our pro forma capitalization and taking into account shares, options and warrants we had committed to issue or assume in connection with our acquisition of RF Magic, warrants we issued in April 2007 and equity incentives granted or projected to be granted to our employees through June 30, 2007, at the time these stock options were granted total equity held by our named executive officers was 25% to 71% below the median equity percentage held by executives performing similar functions at other venture capital-backed technology companies with revenues greater than $40 million.

2008 Stock Option Awards. In March 2008, our compensation committee approved annual stock options awards to our executive officers, including options on the following number of shares which were granted to our named executive officers:

Named Executive Officer	Title	Stock Option Award (No. of Shares)
Patrick Henry	Chief Executive Officer, President and Chairman of the Board	400,000
David Lyle	Chief Financial Officer	100,000
Itzhak Gurantz	Chief Technology Officer	90,000
Lance Bridges	Vice President of Corporate Development, General Counsel and Secretary	100,000
Michael Economy	Vice President of Worldwide Sales	90,000
Kurt Noyes	Vice President, Finance and Chief Accounting Officer	65,000

Based on information provided by Compensia, the value of each of these grants was approximately between the 50th percentile and the 75th percentile relative to annual grants made to similarly situated officers, as measured based on a Black-Scholes valuation method for calculating the value of stock options. Although the compensation committee intends to make annual stock option grants to executive officers closer to the 50th percentile as it increases cash compensation to the 50th percentile over the next two years, in 2008, the committee made annual stock options grants above the 50th percentile for two reasons. First, these equity grants were made to partially offset below-market cash compensation. Second, unvested holdings for executive officers who have been with us for several years will diminish substantially over the next 18 months, and these grants, which vest over four years, are intended to have a significant retentive value if our stock price increases substantially.

Severance and Change in Control Payments

We have entered into agreements containing severance benefits and change in control provisions with our executive officers, the terms of which are described in “—Employment and Severance Arrangements” and “Related-Person Transactions.” These agreements provide for a varying combination of cash, continued benefits and acceleration of vesting on outstanding stock option awards either prior to or after a change in control. Given the nature of the industry in which we participate and the range of strategic initiatives we may explore, we believe these severance and change in control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our executive officers to find comparable employment following a termination without cause or resignation with good reason in connection with or following a change in control, these severance and change in control benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these severance and change in control benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.

In October 2007, we approved changes to the agreements that provide severance and change of control benefits to our executive officers. Such changes were made to provide greater uniformity among the agreements with our executive officers, eliminate potential ambiguities or uncertainties in the interpretation of such agreements, and update them for changes in laws relating to such agreements. In particular, the revised agreements clarify that when the requirements for acceleration of vesting are satisfied, vesting acceleration will apply to all types of equity awards (not just the executive officer’s stock option awards), and address the specific mechanics for determining when equity awards subject to performance-based or milestone-based vesting will be accelerated. In addition, under their former agreements, the vesting acceleration for our chief financial officer, chief technology officer and vice presidents was equal to 50% of their unvested stock options as of the date vesting was accelerated. Under their new agreements, the vesting acceleration for these individuals, including three of our named executive officers, was changed to 24 months of vesting under the awards. Our compensation committee believed that this change increased the recruiting and retention value of our severance benefits to a level that is competitive with similar benefits offered by comparable companies.

In making such determination, our compensation committee considered vesting acceleration provided to chief financial officers at the following 25 publicly traded semiconductor and communications equipment companies: Acme Packet, Inc., Advanced Analogic Technologies Incorporated, Applied Micro Circuits Corporation, Atheros Communications, Inc., BigBand Networks, Inc., Broadcom Corporation, Cavium Networks, Inc., Conexant Systems, Inc., Genesis Microchip Inc., Hittite Microwave Corporation, Ikanos Communications, Inc., Infinera Corporation, Isilon Systems, Inc., Marvell Technology Group Ltd., Mellanox Technologies, Ltd., Microtune, Inc., NetLogic Microsystems, Inc., PLX Technology, Inc., PMC-Sierra, Inc., Riverbed Technology, Inc., Silicon Image, Inc., Silicon Laboratories Inc., Sirenza Microdevices, Inc., SiRF Technology Holdings, Inc., and Spansion Inc. For purposes of such comparison, data was used for the chief financial officer as a proxy for vice president-level officers generally because data was available from all of these companies for the chief financial officer position, while data was not available for all other vice president-level officers positions. These 25 companies were not part of the survey reviewed by our compensation committee in December 2006 in connection with its determination of 2007 base salaries. The survey reviewed in December 2006 was based on data for privately held technology companies. That survey did not include information for severance and change of control payments, and therefore could not be used by our compensation committee in connection with its determination of changes to our severance and change of control benefits. Of the 25 companies reviewed, 21 provided for some form of vesting acceleration in the event of termination without cause or resignation for good reason in connection with or following a change of control. Of the companies that provided acceleration of vesting in these circumstances, five had vesting acceleration similar to our old agreements, five had vesting acceleration that was generally less favorable than our old agreements and eleven had vesting acceleration that was generally more favorable than our old agreements, including four with 24 month vesting acceleration and five with 100% vesting acceleration.

Other Compensation

In order to remain competitive and recruit and retain highly talented individuals, we provide other forms of compensation from time to time, such as the ability to participate in our employee stock purchase plan through regular payroll deductions, paid premiums on life insurance policies, supplemental disability insurance coverage, a section 401(k) savings/retirement plan, relocation benefits and hiring bonuses. We also provide personal paid time off and paid holidays to all employees, including our executive officers, which are comparable to those provided at comparable companies.

Option Grant Timing and Pricing Disclosure

In March 2008, the compensation committee of our board of directors adopted an equity grant policy. The equity grant policy provides that, to the extent that annual equity awards are granted to executive officers in a given year, the compensation committee will consider and approve such grants at a regularly-scheduled compensation committee meeting in the first 90 days of each year. The meeting will be scheduled to follow the expected release of our earnings for the fourth quarter of the previous year, and will occur at a time that is expected to be during a fixed “window” period, or a specified period outside of which our directors, officers and certain employees are restricted from trading in our securities. The awards approved by the compensation committee will be granted effective as of the date of the compensation committee meeting. The exercise price will be the closing market price of our common stock on the date of grant, or if the date of grant occurs on a weekend or holiday when The NASDAQ Stock Market is closed, then the exercise price is the closing price of the immediately preceding trading day. Our newly hired executive officers receive an option grant that is considered and approved by the compensation committee at a regularly-scheduled or special compensation committee meeting. The effective date of the option grant is the later of the date of the compensation committee meeting or the date of hire. Equity award grants relating to a promotion or other discretionary awards to an executive officer are made by the compensation committee at the first regularly-scheduled meeting of the compensation committee following the promotion of the executive officer or other applicable event. The equity award grant is effective as of the date of the compensation committee’s approval. For stock options and stock appreciation rights for both newly hired and promotion or other discretionary awards to executive officers, the exercise price is equal to the closing price of our common stock on the date of grant, or if the date of grant occurs on a weekend or holiday when The NASDAQ Stock Market is closed, then the exercise price is the closing price on the immediately preceding trading day.

Under the terms of our 2007 non-employee directors’ plan, upon first joining our board of directors, our non-employee directors receive an automatic initial grant of an option to purchase 51,076 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant and vesting in equal installments on a monthly basis over four years following the grant date. Each non-employee director whose term continues following an annual meeting of stockholders beginning with our 2008 annual meeting and has served on our board of directors for at least 180 days prior to such annual meeting will receive an automatic annual grant of an option to purchase 12,769 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of our annual stockholder meeting and vesting in equal installments on a monthly basis over one year following the grant date.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2006 and 2007 by our principal executive, our current and former principal financial officers and our three other most highly compensated executive officers as of December 31, 2007, whom we collectively refer to as our “named executive officers.”

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)(2)	Option Awards(1)	All Other Compensation(3)		Total
Patrick Henry Chief Executive Officer, President and Chairman of the Board	2007 2006	$275,000 250,000		$265,000 135,000	(4)	$83,135 —	$414,273 120,788	$266 420		$1,037,674 506,208

David Lyle Chief Financial Officer	2007 2006	100,000 —	(5)	40,003 —		— —	195,124 —	93 —		335,220 —

Itzhak Gurantz(6) Chief Technology Officer	2007	146,762		40,000		—	101,925	194		288,881

Lance Bridges Vice President of Corporate Development, General Counsel and Secretary	2007 2006	130,854 —	(5)	29,040 —		— —	280,171 —	194 —		440,260 —

Michael Economy Vice President of Worldwide Sales	2007 2006	165,000 150,000		218,750 210,000		24,684 13,800	87,300 20,816	3,333 252	(7)	499,067 394,868

Kurt Noyes(8) Vice President, Finance and Chief Accounting Officer	2007 2006	160,000 145,000		32,000 31,900		— —	72,441 9,857	3,232 244	(9)	267,673 187,001

(1)

Calculated in accordance with Statement of Financial Accounting Standards 123R, Share-Based Payment, or SFAS 123R, using the modified prospective transition method without consideration of forfeitures. Amounts shown for each fiscal year include compensation costs recognized in that fiscal year with respect to awards granted in that year as well as in previous fiscal years. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by the named executive officer. Assumptions made for the purpose of determining the valuation of our stock awards for accounting purposes are discussed under the heading “Stock-based Compensation” in Note 8 of the Notes to Consolidated

Financial Statements included in our Annual Report on Form 10-K filed on March 3, 2008 with the SEC. Information on awards made in 2007 are set forth in “—Grants of Plan-Based Awards.”
(2)	Represents stock-based compensation expense attributable to the vesting of shares of common stock issued upon “early exercise” of a stock option, in which both vested and unvested portions of the option are exercised but the shares of common stock attributable to the unvested portion are subject to a repurchase option in our favor that lapses in accordance with the original vesting schedule for the option.
(3)	Represents life insurance premiums paid by us on behalf of all of the named executive officers.
(4)	Mr. Henry’s 2007 bonus payment was accelerated and subsequently paid in June 2007. His bonus consisted of 60% of his base salary and an additional $100,000, which was authorized by the compensation committee for the successful completion of our acquisitions of RF Magic and Arabella Software.
(5)	Reflects salary actually received by Messrs. Lyle and Bridges. Mr. Lyle joined us as chief financial officer in June 2007 and Mr. Bridges joined us as vice president of corporate development and general counsel in May 2007.
(6)	Dr. Gurantz served as a part-time employee from June 2006 to May 2007 and the salary presented reflects amounts actually received by him. Information regarding Dr. Gurantz’s 2006 compensation is not presented because he was not a named executive officer for fiscal year 2006.
(7)	In addition to the amount described in footnote (3) above, included in “all other compensation” for Mr. Economy is the sum of $3,173, representing compensation received in lieu of accrued vacation.
(8)	Mr. Noyes served as our principal financial officer until June 2007.
(9)	In addition to the amount described in footnote (3) above, included in “all other compensation” for Mr. Noyes is the sum of $3,077, representing compensation received in lieu of accrued vacation.

Employment and Severance Arrangements

Employment Agreements

We have entered into offer letters with the named executive officers setting forth their respective base salary, bonus eligibility and other employment benefits. Each named executive officer’s employment is on an “at-will” basis and each of them can be terminated by us or the named executive officer at any time, for any reason and with or without notice, subject where applicable to the agreements described in “Severance Arrangements.”

Proprietary Information and Inventions Agreements

We have entered into a standard form agreement with each of the named executive officers relating to proprietary information and inventions. Among other things, this agreement obligates the executive officer to refrain from disclosing any of our confidential information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of such executive’s employment with us.

Severance Arrangements

We currently maintain severance arrangements in the form of separate change of control agreements with the named executive officers that entitle them to receive cash severance, continued medical benefits and acceleration of vesting of outstanding stock options, among other things, in the event their employment is terminated under specified circumstances.

Mr. Henry is entitled to receive the following compensation in the event of either his termination without cause or resignation for good reason at any time, conditioned upon execution of a full general release of all claims against us and continued compliance with his other agreements with us:

•	cash severance equal to six months’ salary, payable in a lump sum;

•

accelerated vesting of 50% of all unvested stock options and other equity awards and an extension of time for 12 months after Mr. Henry’s termination date to exercise all vested stock options and other equity awards, to the extent applicable; and

•	continued medical benefits for a period of up to 12 months.

In the event a termination without cause or a resignation for good reason occurs within four and one half months before or twelve months following a change in control, Mr. Henry’s cash severance will be increased to 12 months’ salary and his accelerated vesting will cover all unvested stock options and other equity awards.

Our other named executive officers are entitled to receive the following compensation in the event of either a termination without cause or resignation for good reason within 12 months following a change in control, conditioned upon their execution of a full general release of all claims against us and continued compliance with their other agreements with us:

•	cash severance equal to six months’ salary;

•

accelerated vesting of stock options and other equity awards that would have vested during the 24 months following the termination date (such acceleration will apply to options or awards subject to performance-based or milestone-based vesting only if absent such acceleration provision the relevant performance measure or milestone was required to be satisfied within such 24 month period for such vesting to occur); and

•	continued medical benefits for a period of up to six months.

The following table sets forth potential payments to our named executive officers upon various termination or change in control events assuming such events occurred as of December 31, 2007.

	Upon Termination Without Cause or Resignation for Good Reason—No Change in Control				Upon Termination Without Cause or Resignation for Good Reason—Change in Control(1)
Name	Salary	Continuation of Medical Benefits or Social Payments	Value of Accelerated Vesting(2)	Total	Salary	Continuation of Medical Benefits or Social Payments	Value of Accelerated Vesting(2)	Total
Patrick Henry	$137,500	$17,144	$3,391,667	$3,546,311	$275,000	$17,144	$3,391,667	$3,683,811
David Lyle	—	—	—	—	100,000	8,572	1,363,552	1,258,150
Itzhak Gurantz	—	—	—	—	100,000	5,885	674,897	780,782
Lance Bridges	—	—	—	—	100,000	8,572	1,149,578	1,472,124
Michael Economy	—	—	—	—	82,500	8,572	603,768	694,840
Kurt Noyes	—	—	—	—	80,000	6,798	538,605	625,403

(1)	Assumes that the termination without cause or resignation for good reason occurs within the time period specified in the applicable change of control agreement.
(2)	The value of accelerated vesting is equal to $7.28, the closing price of our common stock on December 31, 2007, multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price, if applicable.

Grants of Plan-Based Awards

All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code of 1986, as amended, and were granted under our 2001 stock option plan. The exercise price per share of each stock option was equal to the per share fair market value of our common stock as determined in good faith by our board of directors on the date of grant. One quarter of the common stock underlying each stock option vests on the one year anniversary of the date of grant with the remainder vesting in equal installments on a monthly basis over the next three years, subject to accelerated vesting as described in “—Employment and Severance Arrangements.”

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2007.

Name	Grant Date	All Option Awards: Number of Shares of Stock or Units	Exercise or Base Price of Option Awards(1)	Grant Date Fair Value of Option Awards(2)
Patrick Henry	05/17/07	307,691	$1.495	$1,781,790
David Lyle	—	—	—	—
Itzhak Gurantz	05/17/07	103,076	1.495	596,900
Lance Bridges	05/17/07	307,692	1.495	1,781,790
Michael Economy	05/17/07	81,537	1.495	472,174
Kurt Noyes	05/17/07	41,538	1.495	240,542

(1)	Represents the per share fair market value of our common stock, as determined in good faith by our board of directors on the grant date. These options were granted prior to our initial public offering.
(2)	Calculated in accordance with SFAS 123R using the modified prospective transition method without consideration of forfeitures. Amounts shown for each fiscal year include compensation costs recognized in that fiscal year with respect to awards granted in that year as well as in previous fiscal years. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by the named executive officer. Assumptions made for the purpose of determining the valuation of our stock awards for accounting purposes are discussed under the heading “Stock-based Compensation” in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 3, 2008 with the SEC.

Outstanding Equity Awards as of December 31, 2007

The following table sets forth certain information regarding equity awards granted to our named executive officers that were outstanding as of December 31, 2007.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)
Patrick Henry	197,439 4,574 307,691 —	— 98 — —	$0.3250 0.4284 1.4950 —	09/12/13 01/30/14 05/17/17 —	— — — 366,348	$	— — — 2,667,013

David Lyle	93,051 15,288 —	133,212 10,921 93,440	0.4284 0.4284 1.0491	08/19/15 10/13/16 05/18/17	— — —		— — —

Itzhak Gurantz	103,076 153,846	— —	1.4950 0.3250	05/17/17 02/22/15	— —		— —

Lance Bridges	—	—	—	—	307,692		2,239,998

Michael Economy	— —	81,537 —	1.4950 —	05/17/17 —	— 49,102		— 357,463

Kurt Noyes	410 15,384 15,385 61,538 30,769 41,538	— — — — — —	0.3250 0.3250 0.3250 0.3250 0.3250 1.4950	07/02/13 04/15/14 12/01/14 12/21/15 12/31/16 05/17/17	— — — — — —		— — — — — —

(1)	One quarter of the common stock underlying each stock option vests on the one year anniversary of the date of grant or, in some cases, the date of hire with the remainder vesting in equal installments on a monthly basis over the next three years, subject to accelerated vesting as described in “—Employment and Severance Arrangements.”
(2)	Represents shares issued upon “early exercise” of a stock option prior to the vesting date; such shares are subject to a repurchase option in our favor that lapses in accordance with the original vesting schedule for the stock option as described in footnote (1).
(3)	The market value is determined using the closing price of our common stock as of December 31, 2007 of $7.28 per share.

Option Exercises and Stock Vested

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options and the vesting of stock during the year ended December 31, 2007 by certain of our named executive officers.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting	Value Realized on Vesting(3)
Patrick Henry	24,679	$140,053	128,846	$775,159
David Lyle	—	—	—	—
Itzhak Gurantz	—	—	—	—
Lance Bridges	—	—	—	—
Michael Economy	11,858	67,294	71,538	435,499
Kurt Noyes	39,999	226,994	—	—

(1)	Represents shares issued upon “early exercise” of a stock option prior to the vesting date. Such shares are subject to a repurchase option in our favor that lapses in accordance with the original vesting schedule for the stock option.
(2)	The value realized on exercise for options exercised prior to our initial public offering, is equal to the difference between the option exercise price and the initial public offering price of $6.00 per share. The value realized on exercise for options exercised subsequent to our initial public offering is based on the closing price of our common stock as of the exercise date. The calculation of the value realized on exercise does not take into account any taxes that may be payable in connection with the transaction.
(3)	The value realized on vesting for awards that vested prior to our initial public offering is equal to the initial public offering price of $6.00 per share multiplied by the number of shares that vested. The value realized on vesting for awards that vesting subsequent to our initial public offering is equal to the closing price of our common stock as of the vesting date multiplied by the number of shares that vested. In each case, the calculation of the value realized on vesting does not take into account any taxes that may be payable in connection with the transaction.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. Our compensation committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our compensation committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Director Compensation

Our board of directors adopted a compensation policy that became effective upon our initial public offering in December 2007 and applies to all of our non-employee directors. This compensation policy provides that each of our non-employee directors will receive the following compensation for service on our board of directors:

•	an annual cash retainer of $10,000;

•	an additional annual cash retainer of $15,000 for the individual who serves as the lead independent director;

•	an additional cash retainer of $20,000 for serving as chairman of the audit committee and $6,000 for serving as a member of the audit committee;

•	an additional cash retainer of $10,000 for serving as the chairman of the compensation committee and $4,000 for serving as a member of the compensation committee;

•	an additional cash retainer of $5,000 for serving as the chairman of the nominating and governance committee and $2,000 for serving as a member of the nominating and governance committee;

•	an additional cash retainer of $2,000 for serving as a member of any other committee of our board of directors that may be formed from time to time;

•	a payment for attending regularly scheduled board meetings of $2,500 per in-person meeting and $1,000 per telephonic meeting if such telephonic meeting lasts for longer than one hour;

•

upon first joining our board of directors, an automatic initial grant of an option to purchase 51,076 shares of our common stock vesting in equal installments on a monthly basis over four years following the grant date; and

•

for each non-employee director whose term continues following an annual meeting of stockholders beginning with our 2008 annual meeting and has served on our board of directors for at least 180 days prior to such annual meeting, an automatic annual grant of an option to purchase 12,769 shares of our common stock vesting in equal installments on a monthly basis over one year following the grant date.

Our non-employee directors also receive reimbursement for their reasonable expenses incurred in attending meetings of our board of directors and committees of our board of directors.

Prior to the above policy becoming effective, we granted certain of our non-employee directors options to purchase shares of our common stock under our 2001 stock option plan for their services on our board of directors. The compensation for our non-employee directors is included in the following table which provides information regarding the compensation earned during the year ended December 31, 2007 by our non-employee directors:

Name(1)	Option Awards(2)(3)(4)	Total
Thomas Baruch	$37,813	$37,813
Amir Mashkoori	5,575	5,575
Kenneth Merchant, Ph.D.	89,040	89,040
Umesh Padval	5,575	5,575
John Walecka	37,813	37,813
Rouzbeh Yassini, Ph.D.	5,575	5,575

(1)	Does not include Patrick Henry or Itzhak Gurantz, both of whom were employed by us and served on our board of directors during the year ended December 31, 2007, but did not receive additional compensation for services provided as a director. Mr. Henry’s and Dr. Gurantz’s compensation is set forth in “—Summary Compensation Table.”
(2)	Calculated in accordance with SFAS 123R using the modified prospective transition method without consideration of forfeitures based on awards that vested during the period. Amounts shown for each fiscal year include compensation costs recognized in that fiscal year with respect to awards granted in that year as well as in previous fiscal years. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by the non-employee director. Assumptions made for the purpose of determining the valuation of our stock awards for accounting purposes are discussed under the heading “Stock-based Compensation” in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 3, 2008 with the SEC.
(3)	Messrs. Baruch and Walecka and Dr. Merchant were the only members of our board of directors who were granted options in 2007. The full grant date fair value for their stock option grants reported in the table above, as calculated in accordance with SFAS 123R, was $345,045 for Mr. Baruch; $570,173 for Dr. Merchant; and $345,045 for Mr. Walecka.
(4)	The aggregate number of shares subject to stock option grants outstanding as of December 31, 2007 was 51,075 shares for Mr. Baruch; 98,461 shares for each of Mr. Mashkoori, Dr. Merchant and Mr. Padval; 51,076 shares for Mr. Walecka; and 196,222 shares for Dr. Yassini.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2007 regarding all of our equity compensation plans in effect as of that date (in thousands, except per share amounts).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,920,078	(1)	$1.25	5,003,031	(2)
Equity compensation plans not approved by security holders(3)	—		N/A	—

Total	6,920,078			5,003,031

(1)	Includes shares that are issuable upon the exercise of options outstanding under our 2007 equity incentive plan.
(2)	Includes:

•

4,233,801 shares reserved for issuance under our 2007 equity incentive plan. This amount will be automatically increased annually on January 1 of each year, from January 1, 2008 through January 1, 2017, by a number equal to the lesser of (i) 5% of the aggregate number of shares of common stock outstanding on December 31st of the preceding calendar year, (ii) 7,692,307 shares of common stock or (iii) a lesser number of shares of common stock that may be determined by our board of directors or a duly authorized committee of our board;

•

307,692 shares reserved for issuance under our 2007 non-employee directors’ plan. This amount will be automatically increased annually on January 1 of each year, from January 1, 2008 through January 1, 2017, by the excess of (i) the number of shares of our common stock subject to options granted during the preceding calendar year, over (ii) the number of shares, if any, added back to the share reserve during the preceding calendar year, unless the board of directors designates a lesser number of shares of common stock prior to the first day of any calendar year; and

•

461,538 shares reserved for issuance under our 2007 employee stock purchase plan. This amount will be automatically increased annually on January 1 of each year, from January 1, 2008 through January 1, 2017, by a number equal to the lesser of (i) 1.5% of the aggregate number of shares of common stock outstanding on December 31st of the preceding calendar year, (ii) 2,307,692 shares of common stock, or (iii) a lesser number of shares that may be determined by our board of directors or a duly authorized committee of our board.

(3)	As of December 31, 2007, we did not have any equity compensation plans that were not approved by our stockholders.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy

Our board of directors has adopted a related-person transactions policy which is administered by our audit committee and became effective upon our initial public offering in December 2007. This is a written policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of any transaction or series of transactions involving an amount in excess of $120,000 and in which we and one or more related persons are participating. We refer to these transactions as “related person transactions.” For purposes of our policy only, a “related person” is any executive officer, director or beneficial owner of more than 5% of our capital stock, including any of their immediate family members and any of their affiliates.

Under our policy, each related person transaction must receive approval from our audit committee prior to its consummation. In the event that it is inappropriate for the audit committee to review a related person transaction for reasons of conflict of interest or otherwise, an independent body of our board of directors will review and provide oversight over the approval of the transaction. Each of our directors and executive officers are required to identify, and we are required to request each significant stockholder to identify, to the audit committee any related person transaction involving such director, executive officer or stockholder or any of their immediate family members or affiliates.

Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve a related person transaction and will approve only those transactions that are in our best interests and the best interests of our stockholders. If we become aware of an existing related person transaction that has not been approved under our related-person transactions policy, the matter will be referred to the audit committee and the audit committee will evaluate all options available to it, including ratification, revision or termination of the transaction.

Certain Related Person Transactions

The following includes a summary of transactions since January 1, 2007 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements which are described under “Executive Compensation.”

Sales of Securities

In connection with our acquisition of RF Magic, which we closed in June 2007, we issued an aggregate of 21,113,676 shares of our Series D-1, D-2 and D-3 preferred stock to CMEA Ventures Information Technology II, L.P. and its affiliates, or CMEA, and Granite Ventures, LP and its affiliates, or Granite Ventures, in exchange for the shares of RF Magic’s Series A, Series B and Series C preferred stock held by them. In addition, we also assumed CMEA’s and Granite Ventures’ respective warrants to purchase RF Magic’s common stock, which were converted into warrants to purchase shares of our common stock. Each of CMEA and Granite Ventures held more than 5% of our capital stock at the time of our acquisition of RF Magic.

In connection with the RF Magic acquisition, we entered into an escrow agreement pursuant to which a portion of the equity consideration we paid for RF Magic was deposited into an escrow account to potentially be used to satisfy certain indemnification claims. An aggregate of 3,167,009 shares of our Series D preferred stock that CMEA and Granite Ventures received in connection with the RF Magic transaction was deposited into the escrow account under the terms of the escrow agreement. In November 2007, a portion of the escrowed shares, including an aggregate of 111,473 shares of Series D preferred stock placed into escrow by CMEA and Granite Ventures, was distributed to us to satisfy an indemnification claim made by us relating to the resolution of a disagreement with EchoStar and the remaining shares in the escrow were released to the former RF Magic stockholders.

Immediately prior to the closing of our initial public offering in December 2007, all of CMEA’s and Granite Ventures’ shares of our Series D preferred stock received in the RF Magic transaction (after taking into account the distribution of the escrowed shares in satisfaction of the indemnification claim) converted into an aggregate of 6,462,214 shares of our common stock. In addition, we issued an aggregate of 93,558 shares of our common stock to CMEA and Granite upon their net exercise of the warrants they received in the RF Magic transaction immediately prior to the closing of our initial public offering.

The following table sets forth in detail the number of shares received by CMEA and Granite Ventures in connection with the RF Magic transaction:

Purchaser	Warrants to Purchase Common Stock	Series D Preferred Stock(1)
CMEA Ventures Information Technology II, L.P. and its affiliates(2)	50,376	10,556,841
Granite Ventures, LP and its affiliates(3)	50,378	10,556,835

(1)	Includes shares of our Series D-1, Series D-2 and Series D-3 preferred stock that were issued to acquire the purchaser’s shares of RF Magic preferred stock.
(2)	Includes 1,179,071 shares of Series D preferred stock and a warrant to purchase up to 5,652 shares of common stock held by CMEA Ventures Information Technology II, Civil Law Partnership. Of these shares, 1,583,505 shares of Series D preferred stock were deposited into an account pursuant to the terms of our acquisition of RF Magic to potentially be used to satisfy certain indemnification claims. In November 2007, 55,736 of these escrowed shares were distributed to us to satisfy an indemnification claim and the remaining escrowed shares were released. After giving effect to the distribution of the escrowed shares in satisfaction of the indemnification claim, all of these shares of Series D preferred stock were converted into an aggregate of 3,231,108 shares of our common stock immediately prior to the closing of our initial public offering. In addition, an aggregate of 46,778 shares of common stock were issued upon the net exercise of all of the warrants immediately prior to the closing of our initial public offering. Thomas Baruch, a member of our board of directors, and James Watson are members of CMEA Ventures Information Technology II, L.P. and have voting and investment power over the shares held by CMEA Ventures Information Technology II, L.P. Each of Messrs. Baruch and Watson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(3)

Includes 161,330 shares of Series D-1 preferred stock, 3,479,783 shares of Series D-2 preferred stock, 1,637,308 shares of Series D-3 preferred stock and a warrant to purchase up to 25,189 shares of common stock held by TI Ventures III, LP, as well as 16,131 shares of Series D-1 preferred stock, 347,976 shares of Series D-2 preferred stock, 163,731 shares of Series D-3 preferred stock and a warrant to purchase up to 2,519 shares of common stock held by Todd U.S. Ventures, LLC. Of these shares, 1,583,504 shares of Series D preferred stock were deposited into an escrow account pursuant to the terms of our acquisition of RF Magic to potentially be used to satisfy certain indemnification claims. In November 2007, 55,737 of these shares were distributed to us to satisfy an indemnification claim and the remaining escrowed shares were released. After giving effect to the distribution of the escrowed shares in satisfaction of the indemnification claim, all of these shares of Series D preferred stock were converted into an aggregate of 3,231,106 shares of our common stock immediately prior to the closing of our initial public offering. In addition, an aggregate of 46,780 shares of common stock were issued upon the net exercise of all of the warrants immediately prior to the closing of our initial public offering. Granite Ventures LLC is the managing member of each entity’s general partner. Granite Management, LLC is the general partner of Granite Ventures, L.P, TI Ventures Management III, LLC is the general partner of TI Ventures III, L.P. and H&Q Todd Ventures Management, LLC is the member of Todd U.S. Ventures, LLC. Granite Ventures, LLC is the manager of each of Granite Management, LLC, TI Ventures Management III, LLC and H&Q Todd Ventures Management, LLC. Jacqueline Berterretche, Thomas Furlong, Christopher Hollenbeck, Samuel Kingsland, Standish O’Grady, Leonard Rand and Eric Zimits are the managing directors of Granite Ventures, LLC and share voting and investment power with respect to the shares held by Granite Ventures, L.P., TI Ventures III, L.P. and Todd U.S. Ventures, LLC. Each of Ms. Berterretche

and Messrs. Furlong, Hollenbeck, Kingsland, O’Grady, Rand and Zimits disclaim beneficial ownership of the shares held by Granite Ventures, L.P., TI Ventures III, L.P. and Todd U.S. Ventures, LLC, except to the extent of their pecuniary interest therein.

Employment and Severance Arrangements

We have entered into employment and severance arrangements with our executive officers that entitle them to receive cash severance, continued medical benefits and acceleration of vesting of outstanding stock options, among other things, in the event their employment is terminated under specified circumstances.

The employment and severance arrangements we have entered into with our named executive officers, Patrick Henry, David Lyle, Itzhak Gurantz, Lance Bridges, Michael Economy and Kurt Noyes, are described in “Executive Compensation—Employment and Severance Arrangements.”

Mark Foley, our former president and chief operating officer, resigned from his position in January 2008. Under the terms of Mr. Foley’s severance arrangement with us, he received the following compensation in connection with his termination of employment:

•	$115,000 in cash representing six months of salary as well as a lump sum payment of $69,000;

•

accelerated vesting of 114,363 shares subject to stock options and other equity awards that would have vested during the 12 months following the termination date (such acceleration will apply to options or awards subject to performance-based or milestone-based vesting only if absent such acceleration provision the relevant performance measure or milestone was required to be satisfied within such 12 month period for such vesting to occur); and

•	continued medical benefits for a period of up to six months.

The employment and severance arrangements we have entered into with Timothy Pappas are substantially similar to those described in “Executive Compensation—Employment and Severance Arrangements” for the named executive officers other than Mr. Henry.

We also entered into additional severance agreements with Mr. Noyes and Mr. Lyle in January 2007 and June 2007, respectively, each of which terminated at the closing of our initial public offering.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

We have not adopted any householding procedure this year, although it is our current intent to implement householding for our 2009 proxy statement and annual report. If you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting and Proxy Statement and the accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company. The transfer agent’s address is 59 Maiden Lane, New York, New York 10038 and its telephone number is (800) 937-5449.

If you are a beneficial owner, you can request information about householding from your banks, brokers or other holders of record.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Lance W. Bridges

Vice President of Corporate Development, General Counsel and Secretary

San Diego, California

April 8, 2008

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the SEC on March 3, 2008 is available without charge upon written request delivered to: Entropic Communications, Inc., 6290 Sequence Drive, San Diego, California 92121, Attn: Investor Relations.

1                    ¢

ENTROPIC COMMUNICATIONS, INC.

PROXY

FOR THE 2008 ANNUAL MEETING OF THE STOCKHOLDERS

TO BE HELD ON MAY 14, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick Henry and David Lyle, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes each of them to vote all of the shares of Entropic Communications, Inc. which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at the Company’s corporate headquarters at 6290 Sequence Drive, San Diego, California, on May 14, 2008 and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present at the Annual Meeting. Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

Such shares shall be voted as indicated with respect to the proposals listed on the reverse side of this card and in the discretion of the proxies as to any and all other matters that may properly come before the meeting or any postponement, continuation or adjournment thereof.

(Continued and to be signed on the reverse side)

COMMENTS:

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

ENTROPIC COMMUNICATIONS, INC.

May 14, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach along perforated line and mail in the envelope provided.  i

¢ 20330000000000000000 9	051408

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:			2. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐ FOR ALL NOMINEES	O Patrick Henry O Amir Mashkoori O Thomas Baruch		This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
☐ FOR ALL EXCEPT (See instructions below)			PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

THANK YOU FOR VOTING
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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